CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
        ---------------------------------------------------





      We have issued our report dated February 27, 2001, accompanying the financial statements included in the annual report of Fortune Natural Resources Corporation on Form 10-KSB for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of Fortune Natural Resources Corporation on Forms S-8 (File No. 333-35417, effective September 11, 1997, File No. 333-60557, effective August 4, 1998, File No. 333-91509, effective November 23, 1999, File No. 333-34374, effective April 7, 2000 and File No. 333-49428, effective November 7, 2000) and on Form S-3 (File No. 333-39694, effective June 20, 2000).



/s/ GRANT THORNTON LLP
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Houston, Texas
February 27, 2001